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                                                                EXHIBIT (10) (i)



                         EXECUTIVE EMPLOYMENT AGREEMENT



     THIS EXECUTIVE EMPLOYMENT AGREEMENT (hereinafter referred to as "this Agreement"), made and entered into as of the 1st day of April, 1994, by and between MORTON INTERNATIONAL, INC., an Indiana corporation (hereinafter referred to as "the Company"), and S. JAY STEWART of Lake Forest, Illinois (hereinafter referred to as "the Executive").

                                   WITNESSETH:

     WHEREAS, the Executive has been employed by the Company and its corporate predecessors in various management and supervisory capacities since 1973, most recently as the Company's President and Chief Operating Officer; and

     WHEREAS, on March 24, 1994 the Board of Directors of the Company (the "Board") elected the Executive to the office of Chairman and Chief Executive Officer, effective April 1, 1994; and

     WHEREAS, the Executive desires and is willing to accept and perform the responsibilities of that office; and

     WHEREAS, it is in the Company's best interests to encourage the Executive's continued availability, dedication and loyalty by assuring him of fair treatment during the employment relationship and upon eventual termination of that relationship.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and understandings herein contained, the parties agree as follows:

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1.   POSITION AND DUTIES.  Effective April 1, 1994, the Company shall employ the
Executive and the Executive shall serve the Company as its Chairman and Chief Executive Officer. The Executive shall report only to the Board of Directors of the Company ("the Board"), and shall have supervision and control over, and responsibility for, the general management and operation of the Company. The Executive shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with the Executive's position as the senior executive officer in charge of the general management of the Company. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company.

2. EMPLOYMENT TERM. The term of this Agreement shall begin on April 1, 1994 and, provided at least three (3) years' advance written notice is given by the Company to the Executive, shall end on March 31, 1999. In the absence of such notice, the term of this Agreement shall automatically extend in yearly increments initially to March 31, 2000 and thereafter to each successive anniversary of that date until such three (3) years' notice is given or until September 30, 2003 (the date the Executive is required to retire under the Company's mandatory retirement policy, hereinafter referred to as the "Mandatory Retirement Date"), when this Agreement shall automatically expire. The term of this Agreement including extensions, if any, is hereinafter referred to as the "Employment Term".

3.   PLACE OF PERFORMANCE.  In connection with his employment by


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the Company, the Executive shall be based at the Company's principal executive offices in Chicago, Illinois, and shall be required to be absent therefrom on travel status or otherwise only to the extent reasonably necessary to discharge his duties hereunder.

4.   COMPENSATION.

     (a) BASE SALARY. The Executive shall receive base salary ("Base Salary" or "the Executive's Base Salary") at an initial annual rate of $600,000.00. The Compensation Committee of the Board (the "Committee") shall review the Executive's Base Salary for possible increase effective September 1, 1994 and on each anniversary of that date during the Employment Term. Any increase in Base Salary or other compensation during the Employment Term shall in no way limit or reduce any other obligation of the Company, and once established at an increased rate the Executive's Base Salary shall not thereafter be reduced. Base Salary shall be payable during the Employment Term in substantially equal semi-monthly installments.

     (b) INCENTIVE COMPENSATION. In addition to Base Salary, the Executive shall be entitled to such incentive compensation payments as the Committee may determine pursuant to the Company's Annual Executive Bonus Program (the "Annual Bonus Program") and Key Executive Long-Term Incentive Plan (the "LTIP"). While his employment continues under this Agreement, the Executive shall participate in each Annual Bonus Program or LTIP cycle initiated or established by the Company for its senior executive officers. The


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amount of any additional compensation payable to the Executive pursuant to this subsection (b) will be as reasonably determined by the Committee in accordance with the performance criteria of the Annual Bonus Program or LTIP, as the case may be.

     (c) STOCK OPTIONS. The Executive shall be entitled to receive such stock option awards ("Stock Options") accompanied by limited stock appreciation rights and supplemental cash payment rights as the Committee may determine pursuant to the Company's 1989 Stock Awards Plan and any successor plan.

     (d) EXPENSES. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established for the Company's senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Company policy.

     (e) WELFARE AND FRINGE BENEFITS. The Executive shall be entitled to continue to participate in or receive benefits under all the Company's employee benefit plans and arrangements in effect on the date hereof or as hereafter modified or added, or plans or arrangements providing the Executive with benefits in the aggregate no less favorable than those made available by the Company in the future to its senior executive officers. In addition, the Executive shall be entitled to participate in or receive benefits under any pension plan, profit-sharing plan, savings plan, life insurance, health and accident plan or arrangement made available


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by the Company in the future to its senior executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of compensation to the Executive hereunder.

     (f) VACATIONS. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than five weeks in any calendar year or portion thereof during which the Executive is employed. The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

     (g) PERQUISITES. The Executive shall be entitled to receive all perquisites appertaining to the office of the Chairman of the Board and Chief Executive Officer of the Company as the Committee may determine from time to time.

     5.   UNAUTHORIZED DISCLOSURE; INVENTIONS.

          (a) The Executive shall not, without the written consent of the Board or a person authorized thereby, use for his own purposes or disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder, any confidential information obtained by him while in the employ of the Company including, without limitation, confidential information with respect to any of the Company's


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products, improvements, formulas, designs or styles, processes, customers, methods of distribution or methods of manufacture; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.

          (b) INVENTIONS. Any and all inventions made, developed or created by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the Employment Term, which may be directly or indirectly useful in, or relate to, the business of or tests being carried out by the Company or any of its subsidiaries or affiliates, will be promptly and fully disclosed by the Executive to an appropriate executive officer of the Company and shall be the Company's exclusive property as against the Executive, and the Executive will promptly deliver to an appropriate officer of the Company all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid.

     The Executive will, upon the Company's request and without any payment therefor, execute any document necessary or advisable in the opinion of the Company's counsel to direct issuance of patents to the Company with respect to such inventions as are to be the Company's exclusive property as against the Executive under this


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subsection (b) or to vest in the Company title to such inventions as against the
Executive, the expense of securing any patent, however, to be borne by the Company.

          (c) The foregoing provisions of this Section 5 shall be subject to and modified by any applicable law providing employee ownership of or rights in inventions under certain circumstances, and shall be binding upon the Executive's heirs, successors and legal representatives.

     6.   TERMINATION.

          (a)  BY THE COMPANY.

               (1) FOR CONVENIENCE. The Board may terminate the Executive's employment for convenience of the Company at any time during the Employment Term.

               (2) DEATH. The Employment Term shall terminate automatically upon the Executive's death.

               (3) DISABILITY. The Board may terminate the Executive's employment if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall be absent from his duties hereunder on a full-time basis for six consecutive months, and shall qualify for long-term disability benefits under the Company's long-term disability plan.

               (4) CAUSE. The Board may terminate the Executive's employment for Cause at any time during the Employment Term. For purposes of this Agreement, the Board shall have "Cause" to terminate the Executive's employment upon (A) the willful failure by the Executive to substantially perform his duties hereunder,


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other than any such failure resulting from the Executive's incapacity due to physical or mental illness, or (B) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company, (C) the willful violation by the Executive of the provisions of Section 5 hereof provided that such violation results in demonstrably material injury to the Company. For purposes of this subsection (a) (4), no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (A), (B) or (C) of the first sentence of this subsection (a) (4) and specifying the particulars thereof in detail.

          (b)  BY THE EXECUTIVE.

               (1) VOLUNTARILY - WITHOUT CONSENT. Upon at least six (6) month's advance written notice, the Executive may voluntarily terminate his employment hereunder without the consent


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of the Board.

               (2) VOLUNTARILY - WITH CONSENT. Subject to advance written consent of the Board, the Executive may voluntarily terminate his employment at any time during the Employment Term.

               (3) DISABILITY. The Executive may terminate his employment if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life.
               (4) GOOD REASON. The Executive may terminate his employment during the Employment Term for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, (A) a change in control of the Company (as defined in Appendix A hereto), (B) any assignment to the Executive of any duties inconsistent with those contemplated by Section 1, (C) any removal of the Executive from or any failure to re-elect the Executive to any of the positions indicated in Section 1, (D) failure by the Company to comply with Section 3, (E) a reduction in the Executive's rate of compensation, or a reduction in the Executive's fringe benefits which is inconsistent with the provisions of Section 4(e), above, or any other failure by the Company to comply with Section 4, (F) failure by the Company to obtain the assumption of this Agreement by any successor as contemplated in Section 9(a), or (G) any purported termination by the Company of the Executive's employment which is not pursuant to Section 2 or subsection (a), above, or is not effected pursuant to a Notice of Termination satisfying the requirements of subsection (c) (and, if applicable, subsection


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(a)(4)).

          (c) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Board or by the Executive (other than termination at the Mandatory Retirement Date, which shall be automatic and shall require no notice) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. To be valid, any Notice of Termination which is based upon facts and circumstances claimed to provide a basis for termination of the Executive's employment, including without limitation termination by the Executive for Good Reason or by the Company for Cause, must be given no later than one (1) year following the commencement or initial occurrence of such facts and circumstances.

          (d) DATE OF TERMINATION. "Date of Termination" shall mean: (1) the end of the Employment Term if the Executive's employment terminates or is terminated pursuant to Section 2; (2) if the Executive's employment is terminated by his death (subsection (a)(2)), the date of his death; (3) if the Executive terminates his employment voluntarily and without the consent of the Board (subsection (b)(1)), six (6) months after Notice of Termination is given; and (4) if the Executive's employment is


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terminated for any other reason, thirty (30) days after Notice of Termination is given; provided that, if within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a bonafide dispute exists concerning the termination, the Date of Termination shall be the date as determined either by mutual written agreement of the parties or by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). Any payment due the Executive which is delayed pending resolution of a bonafide dispute shall bear interest from the Date of Termination as finally determined. Such interest shall accrue at the Prime Rate as published in the Wall Street Journal on the Date of Termination (or on the last business day prior thereto), and shall be compounded annually.

     7.   COMPENSATION ETC. UPON TERMINATION.

          (a) DEATH. If the Executive's employment shall terminate by reason of his death (Section 6(a)(2)), the Company shall pay to such person as he may have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, any earned and unpaid compensation to the Date of Termination including any payments due according to the terms of the Annual Bonus Program and outstanding LTIPs (hereinafter referred to in the aggregate as the "Accrued Compensation"). This compensation shall be exclusive of and in addition to any payments the Executive's widow, beneficiaries or


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estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by the Company on the date hereof or as may be subsequently improved by the Company.

          (b) DISABILITY. If the Executive's employment is terminated as a result of incapacity due to physical or mental illness (Sections 6(a)(3) or 6(b)(3)), the Executive shall be paid the Accrued Compensation. With respect to periods following the Date of Termination, the Executive shall receive those benefits provided under the Company's disability policies and programs as in effect on the date hereof or as may be subsequently improved by the Company.

          (c) AT END OF EMPLOYMENT TERM; VOLUNTARILY - WITHOUT CONSENT. At the end of the Employment Term, or if the Executive terminates his employment voluntarily without consent of the Board (Section 6(b)(1)), the Company shall pay the Executive the Accrued Compensation. Following the Employment Term or the Date of Termination, as the case may be, the Executive shall be entitled to participate in or receive benefits under any pension plan, profit sharing plan, savings plan, life insurance, health and accident plan or arrangement which is made generally available by the Company to its former and/or retired employees subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

          (d) FOR CONVENIENCE; GOOD REASON. If the Board terminates the Executive's employment for convenience of the


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Company (Section 6(a)(1)), or if the Executive terminates his employment for
Good Reason (Section 6(b)(4)), then the following provisions shall apply:

               (1) The Company shall pay to the Executive no later than the thirtieth day following the Date of Termination a lump sum payment equal to the sum of the amounts calculated pursuant to subsections (A), (B) and (C), below:

               (A) The aggregate amount of Base Salary to which the Executive would have been entitled assuming that such termination had not occurred and that the Executive had remained in the employ of the Company through the end of the then current Employment Term (the last day of the Employment Term under such assumed circumstances being hereinafter referred to as the "Final Compensation Date"); and

               (B) The product of the Bonus (as hereinafter defined) and the number of years extending from the first day of the period covered by the Annual Bonus Program in effect as of the Date of Termination (or the first day of the period covered by the preceding Annual Bonus Program if payment pursuant thereto had not been made as of the Date of Termination) through the Final Compensation Date (any partial year to be expressed as a fraction of 365). "Bonus" shall mean the higher of (i) the highest award under the Annual Bonus Program or any predecessor program granted to the Executive for any fiscal year during the Employment Term commencing prior to the Date of Termination or (ii) the highest target award applicable to the Executive's salary grade for any


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fiscal year during the Employment Term commencing prior to the Date of
Termination; and

               (C) The aggregate amount of anticipated payments under prospective LTIPs ("Prospective LTIPs") calculated on the basis of the following assumptions (irrespective of whether or not the same ultimately prove to be true);

          (i) The Company adopts Prospective LTIPs with performance periods beginning in each fiscal year scheduled to commence prior to the Final Compensation Date. Each Prospective LTIP has a three-year performance period, and is substantially the same as the most recently adopted LTIP, which covers a performance period consisting of fiscal years 1994, 1995, and 1996 (the "Latest LTIP").

          (ii) The Executive participates in each Prospective LTIP on the same basis (target percentage and incentive opportunity stated in dollar amounts) as his participation in the Latest LTIP (or if the Executive participates on a more favorable basis in a LTIP or LTIPs adopted subsequent to the Latest LTIP, on such more favorable basis).

          (iii) The Company achieves the target objectives of each Prospective LTIP, and the Executive is entitled to payment of target amounts, subject to proration as provided below.

     Payments under Prospective LTIPs with performance periods ending after the Final Compensation Date shall be prorated by multiplying each full incentive target amount by a fraction, the numerator of which is the number of months (or partial months) from


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the beginning of the performance period of the prospective LTIP through the
Final Compensation Date and the denominator of which is 36.

     If the Executive participates in a LTIP or LTIPs adopted by the Company subsequent to the Latest LTIP, the amount to be calculated under this subsection
(C) shall omit provision for any Prospective LTIP covering the same performance period or periods, and the terms and conditions of the actual LTIP or LTIPs shall apply to the exclusion of this subsection (C).

          (2) Until the Final Compensation Date or such longer period as any plan, program, practice or policy may provide, the Company shall continue welfare and fringe benefits and perquisites to the Executive and/or the Executive's family at least equal in value to those which would have been provided in accordance with the plans, programs, practices and policies described in Sections 4(e) and 4(g) of this Agreement if the Executive's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company applicable to the Executive or other senior executive officers of the Company and their families during the 90-day period immediately preceding the earlier of the Date of Termination or the date of a change in control of the Company or, if more favorable to the Executive, as in effect at any time thereafter with respect to other senior executive officers of the Company and their families. Except as modified in the next sentence, for purposes of determining the Executive's age and length of service as of the Date of Termination


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(which in turn is determinative of the Executive's eligibility for retiree benefits and benefit levels under such plans, practices, programs and policies including, without limitation, the Company's Pension Plan and Excess Pension
Plan), the Executive shall be considered to have remained employed until the Final Compensation Date and to have terminated employment on such date. If the Executive's continued participation is not possible under the terms of any such plans, practices, programs and policies (including, without limitation, the Company's Pension Plan and Excess Pension Plan), the Company shall arrange to provide the Executive with alternative welfare and fringe benefits and perquisites substantially similar in nature and amount to those provided under such plans, practices, programs and policies.

          (3) The Company shall pay (or reimburse the Executive from time to time promptly upon invoice) all legal fees and expenses incurred by the Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing in good faith any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

     The Executive shall not be required to mitigate the amount of any payment, benefit or perquisite provided for in this subsection (d) by seeking other employment or otherwise, nor shall the amount of any payment, benefit or perquisite provided for in this subsection (d) be reduced by any compensation earned by the Executive as the result of employment by another employer after the


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Date of Termination, or otherwise.

          (e) VOLUNTARILY - WITH CONSENT. If the Executive terminates his employment voluntarily with consent of the Board (Section 6(b)(2)), the termination shall be governed by such terms and conditions as may be acceptable to the Board in its sole discretion.

          (f) CAUSE. If the Executive's employment is terminated for Cause (Section 6(a)(4)), the Company shall pay the Executive the Accrued Compensation. Further entitlement on the part of the Executive, if any, shall be as provided under the terms of any plans, programs, practices and policies of the Company, or as determined by the Board in its sole discretion.

     8.   GROSS-UP OF GOLDEN PARACHUTE TAX.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section
8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up


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Payment") in an amount such that after payment by the Executive of all taxes
(including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of subsection (c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control of the Company, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).
All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination.


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If the Accounting Firm determines that no Excise Tax is payable by the
Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to subsection (c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is required to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it


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gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (1) give the Company any information reasonably requested by the Company relating to such claims,

               (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (3) cooperate with the Company in good faith in order effectively to contest such claim, and

               (4) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings,


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and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on a interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Executive of any amount advanced by the Company pursuant to subsection (c), the Executive becomes entitled to receive any refund with respect to such claim,


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the Executive shall (subject to the Company's complying with the requirements of subsection (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection (c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     9.   SUCCESSOR; BINDING AGREEMENT.

          (a) The company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     10. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:     S. Jay Stewart
                              1086 Lake Road
                              Lake Forest, Illinois  60045

     If to the Company:       Morton International, Inc.
                              100 N. Riverside Plaza
                              Chicago, Illinois  60606
                              Attn:  Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     11. MISCELLANEOUS. This Agreement cancels any prior employment agreement between the parties and constitutes the entire understanding between the Executive and the Company on the subject matter herein. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be designated by the Board. No waiver of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Illinois.

     12. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     14. ARBITRATION. Except as otherwise provided in Section 8, above, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Section 5 hereof. The costs of arbitration shall be borne by the Company.

     15. SURVIVAL OF CERTAIN PROVISIONS. All provisions of this Agreement related to a change in control of the Company occurring during the Employment Term and to the rights of the Executive upon the occurrence of such an event shall survive any termination or purported termination of the Executive's employment in contemplation of or as a result of a change in control of the Company (as defined in Appendix A).

WITNESS the due execution hereof as of the day and year first above written.

MORTON INTERNATIONAL, INC.

BY:    /s/ J. C. HEDLEY
   -----------------------------        ATTEST:
           J. C. Hedley
   Vice President Human Resources       /s/ P. M. PHELPS
                                        -----------------------------
                                            P. M. Phelps, Secretary

      /s/ S. J. STEWART
- - - - - ---------------------------------
          S. J. Stewart


APPROVED:
 /s/ DENNIS C. FILL
- - - - - ---------------------------------
     Dennis C. Fill, Chairman
      Compensation Committee

                                   APPENDIX A

     For purposes of the Agreement to which this Appendix A is an attachment, the term "change in control of the Company" shall mean: (W) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a change in control of the Company; (1) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by a corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and (3) of subsection (Y) of this Appendix A are satisfied; or (X) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of a least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (Y) approval by the shareholders of the Company of a reorganization, merger or consolidation in each case, unless, following such reorganization, merger or consolidation, (1) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting

Securities, as the case may be, (2) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or (Z) approval by the shareholders of the Company of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.